Exhibit 5.1

June 1, 2023

Pinnacle West Capital Corporation
400 North Fifth Street
Phoenix, Arizona 85004

Ladies and Gentlemen:

I have supervised lawyers who have acted as in-house counsel for Pinnacle West Capital Corporation, an Arizona corporation (the “Company”), in connection with the Company’s preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of 3,082,390 shares of its common stock, no par value (the “Shares”), issuable pursuant to the Pinnacle West Capital Corporation 2021 Long-Term Incentive Plan, as amended by the First Amendment (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In rendering the opinions set forth herein, I, or lawyers under my supervision, have reviewed the Registration Statement, exhibits thereto and the Plan. I, or lawyers under my supervision, have also reviewed the originals, or copies certified to my satisfaction, of such other documents and records and have made such other investigation as I have deemed necessary or appropriate to render the opinions set forth below. I have also relied upon certificates of public officials and relevant public records. Although treasury shares and shares purchased on the open market may be issued pursuant to the Plan, it is possible that original issuance shares of common stock will be used to fulfill the Company’s obligations under the Plan.

I have assumed the legal competency and capacity of all natural persons, the genuineness of all signatures not witnessed, the authenticity of all documents submitted as originals, the conformity to originals of all documents submitted as copies and the authenticity of the originals of such copies. In reviewing the executed documents or documents to be executed, I have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder.

Based on the foregoing and in reliance thereon, and subject to the assumptions, qualifications and limitations expressed herein, it is my opinion that the Shares, if and when issued in accordance with the terms of the Plan and to the extent they are comprised of original issuance shares of common stock, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited solely to the laws of the state of Arizona and the federal laws of the United States of America (except that I express no opinion as to Arizona securities or blue sky laws) and I express no opinion on the laws of any other jurisdiction. The opinion herein is based upon the facts in existence and laws in effect on

Exhibit 5.1
the date hereof and I assume no obligation to update, revise, or supplement this opinion, regardless of whether changes in such facts or laws come to my attention after the delivery hereof.

Consent is hereby given to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of my name under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving such consent, I do not thereby concede that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Robert E. Smith
Robert E. Smith
Executive Vice President, General Counsel and Chief Development Officer